                                                                    EXHIBIT 11.1

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                        THREE MONTHS ENDED MARCH 31, 2002
                                                  ------------------------------------------
                                                    NUMBER           PERCENT     EQUIVALENT
                                                   OF SHARES       OUTSTANDING     SHARES
                                                  ----------       -----------  ------------
COMMON STOCK
   From Founders' Stock                            2,300,000          100.00%      2,300,000
   Stock Options Exercised                         2,508,997          100.00%      2,508,997
   Preferred Stock Converted to Common Stock      15,310,943          100.00%     15,310,943
   1994 Common Stock Offerings                    11,242,857          100.00%     11,242,857
   1995 Common Stock Offerings                     4,323,874          100.00%      4,323,874
   1996 Common Stock Offering                      6,000,000          100.00%      6,000,000
   1999 Treasury Stock Transaction                    (6,588)         100.00%         (6,588)
   March 2000 Debt Swap                            3,789,715          100.00%      3,789,715
   Canadian Transaction                              714,286          100.00%        714,286
   Surrender/Cancelation of Stock                   (291,723)         100.00%       (291,723)
   Employee Stock Purchase Plan Shares Issued        190,651          100.00%        190,651
   Warrants Exercised                                134,737          100.00%        134,737
                                                  ----------                    ------------
                                                  46,217,749                      46,217,749

WEIGHTED AVERAGE SHARES OUTSTANDING                                               46,217,749

NET LOSS                                                                        $ (7,533,180)

NET LOSS PER SHARE                                                              $      (0.16)
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